As filed with the Securities and Exchange Commission on February 22, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
(Amendment No. 1)

For Registration of Certain Classes of Securities
Pursuant to Section 12(b) or (g) of the
Securities Exchange Act of 1934

PROXIM, INC.
(Exact name of Registrant as specified in its charter)

Delaware	77-059429

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

510 DeGuigne Drive Sunnyvale, California	94085

(Address of principal executive offices)	(Zip code)

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  [   ]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

     Securities Act registration statement file number to which this form relates (if applicable): Not applicable. Securities to be registered pursuant to Section 12(b) of the Act:

None

(Title of Class)

     Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Share Purchase Rights

Item 1. Description of Securities to be Registered.

     Effective January 16, 2002, Proxim, Inc., a Delaware corporation (“Proxim”), amended the Preferred Shares Rights Agreement (the “Rights Plan”), dated as of March 31, 1997 and amended and restated in full as of July 9, 1997, between Proxim and Fleet National Bank f/k/a The First National Bank of Boston, as rights agent.

     The amendment of the Rights Plan effected the following changes:

     (1)  rendered the Rights Plan inapplicable to the merger (the “Merger”) and other transactions contemplated by the Agreement and Plan of Reorganization, dated as of January 16, 2002, by and among Proxim, Western Multiplex Corporation and Walnut-Pine Merger Corp.;

     (2)  provided for the expiration of all outstanding rights under the Rights Plan immediately prior to the effective time of the Merger;

     (3)  provided for the resignation of Fleet National Bank as rights agent and the appointment of EquiServe Trust Company, N.A., as the new rights agent; and

     (4)  amended the eligibility requirements for rights agents.

Item 2. Exhibits.

4.7	Amendment No. 1 to Preferred Shares Rights Agreement, dated effective as of January 16, 2002, between Proxim, Fleet National Bank and EquiServe Trust Company, N.A.

SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: February 22, 2002	PROXIM, INC.

	By:	/s/ KEITH E. GLOVER

Keith E. Glover Chief Financial Officer, Vice President of Finance & Administration

EXHIBIT INDEX

Exhibit
Number	Description

4.7	Amendment No. 1 to Preferred Shares Rights Agreement, dated effective as of January 16, 2002, between Proxim, Fleet National Bank and EquiServe Trust Company, N.A.